Exhibit 99.1

Contact:	Investors/Media:
On Assignment, Inc.	The Ruth Group
Peter Dameris	Carol Ruth/Jason Rando
Chief Executive Officer and President	(646) 536-7004/7025
(818) 878-7900	cruth@theruthgroup.com
jrando@theruthgroup.com

On Assignment, Inc. To Acquire VISTA Staffing Solutions

- Expands Healthcare Staffing into Physician Arena -
- Conference Call Scheduled for December 21 at 10:30 A.M. ET -

Calabasas, CA, December 20, 2006 - On Assignment, Inc. (Nasdaq: ASGN) announced today that it has signed a definitive agreement to acquire VISTA Staffing Solutions, a privately owned, leading provider of physician staffing, known as locum tenens, and permanent physician search services.  The acquisition expands On Assignment’s healthcare staffing services to include physician staffing, and adds a third segment to the Company’s growing healthcare staffing sector.  The combined company will have pro forma annual 2006 revenue in excess of $345 million and the acquisition is expected to be accretive to full year 2007 earnings.  Management will provide updated earnings guidance following the close of the transaction, which is expected to occur in early January 2007, and in conjunction with its fourth quarter 2006 results.

According to the terms of the agreement, the purchase price includes $41 million in cash and an earn-out provision based on VISTA’s 2007 and 2008 performance that could provide an additional $8 million to VISTA shareholders and option holders over the next two years.  VISTA, which is headquartered in Salt Lake City, UT, works with a pool of more than 1,300 physicians covering approximately 30 medical specialties.  On a daily basis, the Company has over 200 physicians on assignment.  VISTA provides its staffing solutions in all fifty states and international markets for organizations ranging from large urban hospitals to small practice groups in rural areas. VISTA is projected to generate in excess of $60 million in revenues for fiscal year 2006.

Peter Dameris, President and CEO of On Assignment, Inc., said, “VISTA Staffing is an excellent expansion of our healthcare staffing offerings.  VISTA has a sixteen-year track record of delivering consistent profitability and high gross margins.  They have enjoyed a compound annual growth of approximately 17% for the past three years.  This acquisition allows us to participate in the growing $1.2 billion physician staffing business, expand our gross margins and raise our overall hourly staffing billing rates.  VISTA has a proven leadership team and a strong brand nationwide.  We see significant growth opportunities through VISTA’s international presence and expansion of its physician search capabilities.  We believe that adding VISTA to our healthcare staffing group will enable us to accelerate our revenue growth and improve margins while maintaining the present level of SG&A.  Of major importance, our two companies share the core belief that great employees build great companies.”

Mark Brouse, Chief Executive Officer of VISTA Staffing Solutions, said, “We are excited for our well established physician staffing business to join an organization that shares our focus on providing highly skilled healthcare professionals.  The two companies have remarkably similar cultures, putting people first and providing the best professional for each assignment.  With the VISTA management team staying in place following the completion of the transaction, we believe that the combined organization will be well positioned to maximize growth opportunities and achieve operating efficiencies.”

On Assignment and VISTA Staffing Solutions will hold a conference call to discuss the acquisition tomorrow, Thursday December 21, 2006 at 10:30 a.m. ET.  Interested parties are invited to listen to the conference call by dialing (877) 407-9039 or (201) 689-8470 ten minutes before the call.  A replay of the conference call can be accessed from approximately 1:00 p.m. ET on Thursday, December 21, 2006 through January 4, 2007 by dialing (877) 660-6853 or (201) 612-7415 with the account number 3055 and conference ID# 224718.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare, and Medical, Financial & Health Information Services. The corporate headquarters are located in Calabasas, California. On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992. The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands, and Belgium. On Assignment, Inc.’s common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

About VISTA Staffing Solutions

VISTA Staffing Solutions (www.vistastaff.com) is a leading provider of temporary physician staffing and permanent physician search services. Founded in 1990, the employee-owned company helps hospitals, medical practices and government agencies solve their physician staffing challenges. VISTA is the only agency that offers short- and long-term domestic jobs, international work opportunities, and permanent placement for physicians. The company is a founding member of the National Association of Locum Tenens Organizations (NALTO).

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. All statements in this release, other than those setting forth strictly historical information, are forward looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, our ability to successfully make or integrate new acquisitions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.